Exhibit 99.1

Exactech Q1 Revenue Up 13%, Net Income Up 33% Reflecting Strong

Surge in International Orthopaedic Sales and Decreased Legal Costs

GAINESVILLE, FLA. – APRIL 27, 2010 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $49.1 million for the first quarter of 2010, a 13% increase over $43.3 million in the first quarter of 2009. Net income was $3.3 million, or $0.25 per diluted share, compared to $2.5 million, or $0.19 per diluted share, in the same quarter a year ago. Net income for the quarter, excluding pre-tax legal expenses and costs of $0.2 million related to the ongoing Department of Justice (DOJ) inquiry, was $3.4 million or $0.26 EPS.

First Quarter Highlights and Segment Performance

•	First quarter revenue increased 13% to $49.1 million

•	US GAAP net income increased 33% to $3.3 million or $0.25 EPS

•	Knee implant revenue increased 13% to $20.9 million

•	Hip implant revenue increased 1% to $6.6 million

•	Biologic and Spine revenue increased 4% to $7.4 million

•	Extremity implant revenue increased 22% to $7.1 million

•	Other products revenue increased 31% to $7.1 million

Exactech Chairman and CEO Bill Petty said, “Sales in our largest product segment, knee implants, improved 13% to $20.9 million for the first quarter of 2010 from $18.5 million in 2009. Hip implant sales for the first quarter were $6.6 million, a 1% increase from revenue of $6.5 million in the first quarter of 2009. Biologic-spine revenue was up 4% to $7.4 million from $7.1 million in the same quarter last year. Extremity revenues increased to $7.1 million, a 22% increase from last year’s revenue of $5.8 million, as a result of the continued market penetration of our Equinoxe® shoulder products. Other product sales increased 31% to $7.1 million, largely due to strength in cement products.”

Exactech President David Petty said, “We are benefiting from consistent focus and expansion in several international markets. This was reflected in the 30% increase in international revenue to $16.3 million from $12.5 million in the first quarter of 2009, primarily in knee product sales. International sales for the quarter increased to 33% of total sales from 29% of total sales for the first quarter of 2009. U.S. sales rose 7% to $32.8 million compared with $30.8 million.”

Exactech’s focus on international growth was punctuated by its April 1 acquisition of the hip endoprosthesis business assets of Tantum AG, a German importer and distributor of orthopaedic products and surgical supplies. David Petty said, “The establishment of a sales operation in this key

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market is a major step in enabling us to strengthen our competitive position, improve service to our customers in Germany and grow our European business. Key members of the management team have now become part of Exactech, which is an important element in this agreement.”

Chief Financial Officer Jody Phillips said, “Net income for the quarter was up 33% to $3.3 million from $2.5 million in the same quarter last year primarily due to our robust sales growth and lower legal costs. During the quarter, legal and other expenses related to the DOJ inquiry were $126,000, net of tax, compared to $874,000 in DOJ-related expenses a year ago. Excluding the impact of the DOJ-related expenses, our net income increased 2%. Gross margins decreased to 64.0% for the first quarter of 2010 from 66.5% for the first quarter of 2009, primarily due to the higher percentage of international business.

“Total operating expenses for the quarter were $25.8 million, an increase of 4% from $24.7 million in the comparable period. As a percentage of sales, operating expenses decreased to 53% from 57% for 2009. Total sales and marketing expenses were up 5%, and decreased to 31% as a percentage of sales from 34% during 2009. General and administrative expenses decreased 13% in the first quarter to $4.4 million from $5.1 million. Research and development expenses rose 28% to $3.6 million from $2.9 million in the first quarter of 2009, reflecting our continuing emphasis on new product development and our strong new product pipeline.”

Looking forward, Exactech increased its revenue targets for 2010 to a range of $190 million to $197 million and diluted earnings per share for the year 2010 in the range of $0.92 to $0.98. For the second quarter ending June 30, 2010, the company targets revenue in the range of $46 million to $49 million and diluted earnings per share in the range of $0.22 to $0.24. These are US GAAP EPS target ranges that include the impact of DOJ inquiry and compliance costs. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

The company has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, April 28. The call will cover the company’s first quarter results. CEO Bill Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-1428 any time after 9:50 a.m. EDT on April 28. International and local callers should dial 1-480-629-9665. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=0000733F. A podcast will be available approximately one hour after the event ends and can be accessed at http://viavid.net/mp3/ 0000733F.mp3. Both will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech is celebrating its 25th anniversary developing and marketing orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

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An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited)	(audited)
	March 31,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,670	$2,889
Accounts receivable, net of allowances of $1,497 and $835	39,251	33,753
Prepaid expenses and other assets, net	3,745	2,317
Income taxes receivable	46	389
Inventories	59,222	56,417
Deferred tax assets – current	1,714	1,703

Total current assets	106,648	97,468

PROPERTY AND EQUIPMENT:
Land	2,059	1,895
Machinery and equipment	25,060	24,322
Surgical instruments	46,293	43,713
Furniture and fixtures	3,094	3,051
Facilities	15,882	15,517
Projects in process	1,866	1,024

Total property and equipment	94,254	89,522
Accumulated depreciation	(39,184)	(37,150)

Net property and equipment	55,070	52,372

OTHER ASSETS:
Deferred financing and deposits, net	1,794	1,159
Product licenses and designs, net	6,594	6,225
Patents and trademarks, net	2,177	2,057
Customer relationships, net	1,794	1,928
Goodwill	9,907	9,811

Total other assets	22,266	21,180

TOTAL ASSETS	$183,984	$171,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,267	$9,306
Income taxes payable	1,849	525
Accrued expenses and other liabilities	12,071	11,370
Other current liabilities	1,354	1,354
Current portion of long-term debt	1,197	1,190

Total current liabilities	30,738	23,745

LONG-TERM LIABILITIES:
Deferred tax liabilities	1,551	1,989
Line of credit	10,886	7,794
Long-term debt, net of current portion	4,916	5,221
Other long-term liabilities	476	518

Total long-term liabilities	17,829	15,522

Total liabilities	48,567	39,267

SHAREHOLDERS’ EQUITY:
Common stock	129	128
Additional paid-in capital	54,466	53,475
Accumulated other comprehensive loss	(2,070)	(1,461)
Retained earnings	82,892	79,611

Total shareholders’ equity	135,417	131,753

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$183,984	$171,020

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended March 31,
	2010	2009
NET SALES	$49,100	$43,304

COST OF GOODS SOLD	17,672	14,507

Gross profit	31,428	28,797

OPERATING EXPENSES:
Sales and marketing	15,348	14,596
General and administrative	4,418	5,084
Research and development	3,642	2,853
Depreciation and amortization	2,401	2,179

Total operating expenses	25,809	24,712

INCOME FROM OPERATIONS	5,619	4,085

OTHER INCOME (EXPENSE):
Interest income	1	6
Other income	17	—
Interest expense	(116)	(150)
Foreign currency exchange loss	(231)	(33)

Total other expenses	(329)	(177)

INCOME BEFORE INCOME TAXES	5,290	3,908

PROVISION FOR INCOME TAXES	2,009	1,443

NET INCOME	$3,281	$2,465

BASIC EARNINGS PER SHARE	$0.26	$0.19

DILUTED EARNINGS PER SHARE	$0.25	$0.19

SHARES - BASIC	12,847	12,716

SHARES - DILUTED	13,075	12,859

Adjusted net income to exclude the effect of DOJ related expenses:
Net Income	$3,281	$2,465
Adjustments for DOJ related expenses:
DOJ related expenses, pre-tax	200	1,391
Income tax benefit	(74)	(517)

	126	874

Adjusted net income - excluding DOJ related expense	$3,407	$3,339

Diluted earnings per share	$0.25	$0.19
Adjustment of DOJ related expenses, net	0.01	0.07

Adjusted diluted earnings per share	$0.26	$0.26

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EXACTECH INC.